[TEREX LOGO]

                     NEWS RELEASE NEWS RELEASE NEWS RELEASE

For information contact: Tom Gelston - Director,Investor Relations (203)222-5943

                      TEREX REPORTS SECOND QUARTER RESULTS

o    Sales increased to $1,336 million, up 27% over the prior year
o    Net income of $1.17 per share
o    Cash flow from operations of $134 million
o    Net debt decreased $160 million
o    Gross debt decreased $113 million
o    Backlog increased to $916 million, up 125% as compared with second quarter
     2003

     WESTPORT, CT, July 21, 2004 -- Terex Corporation (NYSE: TEX) today announced net income for the second quarter of 2004 of $59.1 million, or $1.17 per share, compared to a net loss of $51.8 million, or $1.09 per share, for the second quarter of 2003. Excluding the impact of special items, net income for the quarter was $52.3 million, or $1.03 per share, compared to $24.7 million, or $0.50 per share, for the second quarter of 2003. The effective tax rate for the second quarter of 2004 was 19.7%. Using the 2003 and anticipated full year 2004 tax rate of 28%, net income excluding special items for the second quarter of 2004 would have been $46.9 million, or $0.93 per share. Special items for the second quarter of 2004, which are explained in more detail later in this release, primarily included gains on the sale of real estate and the favorable settlement of litigation proceedings related to the O&K acquisition, partially offset by costs related to the restructuring of Terex-Atlas facilities in the UK and Germany, loss on the sale of certain discontinued service parts businesses, a write-down of a joint venture investment and the accelerated amortization arising from the early retirement of debt. Special items for the second quarter of 2003 primarily included a goodwill impairment charge and a charge for product rationalization within the Roadbuilding group, a charge related to facility consolidation in the tower crane and Powerscreen businesses and a loss on the early retirement of debt.

     Net sales increased to $1,336.4 million in the second quarter of 2004, an increase of 27% from $1,048.8 million in the second quarter of 2003. Cash flow from operations was $134.3 million and net debt (consisting of long-term debt, including the current portion of long-term debt, less cash and cash equivalents) decreased by $159.9 million during the second quarter of 2004.

     For the six months ended June 30, 2004, net sales increased to $2,380.2 million, an increase of 20% from $1,976.5 million for the six months ended June 30, 2003. Net income for the first six months of 2004 was $76.1 million, or $1.50 per share, compared to a net loss of $39.8 million, or $0.84 per share, for the first six months of 2003. Net income, excluding special items, was $69.3 million, or $1.37 per share, for the first six months of 2004, compared to net income, excluding special items, of $40.3 million, or $0.82 per share, for the first six months of 2003. Cash flow from operations was $69.9 million and net debt decreased by $85.8 million in the six months ended June 30, 2004.

     "We had a strong performance in the second quarter, ahead of our expectations, in spite of the operational challenges of steel cost increases and supplier issues," commented Ronald M. DeFeo, Terex's Chairman and Chief Executive Officer. "Our sales grew by 27% over the prior year's period and 28% over the first quarter of 2004. Consistent with our cash focus, this sales growth was achieved with a 7% reduction in working capital from the first quarter, and supplemented with more than $23 million of cash proceeds from facility sales, to generate a net debt reduction of $160 million. Utilizing a consistent tax rate with the second quarter of 2003, earnings per share, excluding special items, grew by more than 86%."

     "The quarter, however, wasn't without its challenges," added Mr. DeFeo. "Supplier issues, particularly steel, had an impact on our business, both from a cost and production perspective. We estimate that steel cost increases negatively affected our operating results by roughly $18 million in the second quarter, mainly impacting our U.S. operations. We have been successful in partially offsetting this impact through internal initiatives and volume leverage. Additionally, some of our end-markets remain challenging, particularly in Roadbuilding, North American cranes and our Utility business. We continue to take steps to reduce the cost structure in these businesses in an effort to streamline operations, reduce our investment and improve profitability, and we are seeing some year-over-year performance improvement in these areas."

     "We are beginning to realize benefits from end market recoveries, the integration of our businesses, cost-saving initiatives put in place over the past year, and the initial impact of our Terex Improvement Process ("TIP"). Our company has rallied behind TIP, and we are pleased with the early successes this program has delivered. Today we have numerous TIP projects in process; most of them are being pursued and implemented locally throughout the company's business units."

     Mr. DeFeo continued, "For example, as part of the Asset Management TIP initiative, we established a process to identify excess assets. During the quarter, we sold $23 million in excess real property, as well as reduced our used, rental and demonstration fleet of equipment by more than $30 million. This directly contributed to Terex's ability to pay down debt in the second quarter. At the business unit level, improvement can be seen through analyzing our operating margin trends. While net sales excluding acquisitions were up 21% versus the second quarter of 2003, operating margin increased approximately 50%. This demonstrates improved margin beyond the benefit of volume leverage, even taking into account the negative impact of steel costs."

     "Even with our progress, we still have a lot of opportunities ahead of us," said Mr. DeFeo. "With regard to margin improvement, the main focus during the first half of 2004 was on mitigating current supplier pressures on our businesses resulting from improving economic conditions and higher demand. We are now focusing on other commodities and services, such as common components and freight, and expect to see continued improvement of our operating margins over the next 18 months. As a management team, we are constantly looking for ways to create value for customers and shareholders. In the near term, we remain committed to executing our plan, generating free cash flow, and reducing debt."

     In this press release Terex refers to various non-GAAP (generally accepted accounting principles) financial measures. These measures may not be comparable to similarly titled measures being disclosed by other companies. The table below and the tables included elsewhere in this press release provide a reconciliation of the reported GAAP numbers for the second quarters and first six months of 2004 and 2003 and the reported numbers excluding special items. Terex believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses without the impact of special items. Terex also discloses EBITDA and net debt, as they are commonly referred to financial metrics used in the investing community. Terex believes that disclosure of EBITDA and net debt will be helpful to those reviewing its performance and that of other comparable companies, as EBITDA and net debt provide information on Terex's leverage position, ability to meet debt service and capital expenditure and working capital requirements, and EBITDA is also an indicator of profitability.


A financial summary is shown below:
                                                          Three months ended June 30,
                               ---------------------------------------------------------------------------------------
                                            2004                                             2003
                               ----------------------------------------       ----------------------------------------
                                                    (in millions, except per share amounts)

                                               Special     Excluding                         Special      Excluding
                                 Reported     Items (2)     Special              Reported    Items (3)     Special
                                                             Items                                          Items
                                --------------------------------------         ---------------------------------------
     Net sales................ $   1,336.4  $     -      $   1,336.4          $  1,048.8    $   ---     $  1,048.8
                                ============ ============ ============         ============= =========== =============
     Gross profit ............ $     195.0  $     9.9    $     204.9          $    116.7    $    38.1   $    154.8
     SG&A.....................       119.2       (1.6)         117.6               100.9         (6.8)        94.1
     Goodwill impairment......         -          -              -                  51.3        (51.3)       ---
                                ------------ ------------ ------------         ------------- ----------- -------------
     Income (loss) from
       operations ............        75.8       11.5           87.3               (35.5)        96.2         60.7
     Other income (expense)...        (2.2)     (19.9)         (22.1)              (29.4)         3.0        (26.4)
     Benefit from/(provision
       for) income taxes......       (14.5)       1.6          (12.9)               13.1        (22.7)        (9.6)
                                ------------ ------------ ------------         ------------- ----------- -------------
     Net income (loss)........ $      59.1  $    (6.8)   $      52.3          $    (51.8)   $    76.5   $     24.7
                                ============ ============ ============         ============= =========== =============
     Earnings per share....... $       1.17              $       1.03         $     (1.09)              $      0.50
     EBITDA (1)............... $      94.9  $     9.9    $     104.8          $    (19.1)   $    96.2   $     77.1
     Backlog ................. $     916.2               $     916.2          $    407.4                $    407.4

     Average diluted shares
         Outstanding..........        50.7                      50.7                47.6          1.9         49.5


(1) EBITDA is calculated as income from operations plus depreciation and amortization included in income from operations.
(2) Special items, net of tax, relate to the gain on the sale of facilities ($13.3 million), costs associated with restructuring activities, mainly in the Terex-Atlas businesses ($6.1 million), the net gain related to the favorable settlement of litigation proceedings regarding the O&K acquisition ($3.4 million), the loss on the sale of discontinued service parts business activities ($1.8 million), the write-down of investments ($0.8 million), and the accelerated amortization arising from the early retirement of debt ($1.2 million).
(3) Special items, net of tax, relate to goodwill impairment for the Roadbuilding group ($42.5 million), exiting certain businesses and product rationalization within the Roadbuilding group ($22.0 million), restructuring activities ($7.0 million), charges related to the Company's deferred compensation plan ($2.7 million), loss on retirement of debt ($1.4 million), write-off of remaining investment in SDC International ($0.8 million), and Genie inventory fair value accounting treatment ($0.1 million).

                                                           Six months ended June 30,
                               ---------------------------------------------------------------------------------------
                                            2004                                             2003
                               ----------------------------------------       ----------------------------------------
                                                    (in millions, except per share amounts)

                                               Special     Excluding                         Special      Excluding
                                 Reported     Items (2)     Special              Reported    Items (3)     Special
                                                             Items                                          Items
                                --------------------------------------         ---------------------------------------
     Net sales................ $   2,380.2  $     -      $   2,380.2          $  1,976.5    $   ---     $  1,976.5
                                ============ ============ ============         ============= =========== =============
     Gross profit ............ $     355.3  $     9.9    $     365.2          $    246.4    $    43.7   $    290.1
     SG&A.....................       231.2       (1.6)         229.6               190.1         (7.9)       182.2
     Goodwill impairment......         -          -              -                  51.3        (51.3)       ---
                                ------------ ------------ ------------         ------------- ----------- -------------
     Income from operations ..       124.1       11.5          135.6                 5.0        102.9        107.9
     Other income (expense)...       (26.1)     (19.9)         (46.0)              (53.3)         1.4        (51.9)
     Benefit from/(provision
       for) income taxes......       (21.9)       1.6          (20.3)                8.5        (24.2)       (15.7)
                                ------------ ------------ ------------         ------------- ----------- -------------
     Net income (loss)........ $      76.1  $    (6.8)   $      69.3          $    (39.8)   $    80.1   $     40.3
                                ============ ============ ============         ============= =========== =============
     Earnings per share....... $       1.50              $       1.37         $     (0.84)              $      0.82
     EBITDA (1)............... $     160.1  $     9.9    $     170.0          $     35.7    $   102.9   $    138.6
     Backlog ................. $     916.2               $     916.2          $    407.4                $    407.4

     Average diluted shares
         Outstanding..........        50.6                      50.6                47.4          1.9         49.3

(1) EBITDA is calculated as income from operations plus depreciation and amortization included in income from operations.
(2) Special items, net of tax, relate to the gain on the sale of facilities ($13.3 million), costs associated with restructuring activities, mainly in the Terex-Atlas businesses ($6.1 million), the net gain related to the favorable settlement of litigation proceedings regarding the O&K acquisition ($3.4 million), the loss on the sale of discontinued service parts business activities ($1.8 million), the write-down of investments ($0.8 million), and the accelerated amortization arising from the early retirement of debt ($1.2 million).
(3) Special items, net of tax, relate to goodwill impairment for the Roadbuilding group ($42.5 million), exiting certain businesses and product rationalization within the Roadbuilding group ($22.0 million), restructuring activities ($8.3 million), charges relates to the Company's deferred compensation plan ($3.2 million), loss on retirement of debt ($1.4 million), write-off of remaining investment in SDC International ($0.8 million), write-down of certain assets within the EarthKing business ($1.7 million) and Genie and Demag inventory fair value accounting treatment ($2.1 million), offset partially by a favorable ruling on a legal claim ($1.7 million).

Segment Performance

     The comparative segment performance below excludes special items. See Table I included later in this press release for the reconciliation to the reported GAAP numbers.

Terex Construction

                                            Second Quarter                                Year-to-Date
                              -------------------------------------------- -------------------------------------------
                                                               (dollars in millions)
                                      2004                  2003                   2004                  2003
                              -------------------------------------------- --------------------- ---------------------
                                            % of                  % of                   % of                  % of
                                            sales                 sales                 sales                 Sales
                                          ----------            ----------             ---------             ---------
Net sales..................... $   475.0             $   382.7             $  864.7              $   700.9
                              ============          ============           ===========           ===========
Gross profit ................. $    71.0    14.9%    $    55.4    14.5%       123.4     14.3%        $97.1    13.9%
SG&A .........................      39.5     8.3%         34.2     8.9%        75.7      8.8%         61.7     8.8%
                              ------------          ------------           -----------           -----------
Operating profit.............. $    31.5     6.6%    $    21.2     5.5%        47.7      5.5%        $35.4     5.1%
                              ============          ============           ===========           ===========
Backlog.......................     216.5             $    89.2                216.5                  $89.2


     Net sales in the Terex Construction group for the second quarter of 2004 increased $92.3 million to $475.0 million from $382.7 million in the second quarter of 2003. The increase in sales was driven primarily by stronger end market demand and benefits from foreign exchange movements among the Euro, British Pound and U.S. dollar. Excluding the translation impact of foreign exchange movements, sales for Terex Construction increased 17% over the prior year period. SG&A expenses for the second quarter of 2004 were $39.5 million, or 8.3% of sales, compared to $34.2 million, or 8.9% of sales, for the second quarter of 2003, reflecting costs associated with investments made in sales and marketing activities, as well as some unfavorable effects from foreign currency translation. Income from operations for the quarter was $31.5 million, or 6.6% of sales, compared to $21.2 million, or 5.5% of sales, for the second quarter of 2003.

     "The Terex Construction group had a strong quarter, and we are beginning to see the leverage in our businesses from previous restructuring initiatives," commented Colin Robertson, President-Terex Construction. "The mobile crushing and screening businesses continue to show broad-based growth in net sales and operating profit, led by the crushing equipment division of Terex-Pegson. Our compact equipment businesses also have shown increased performance, benefiting from the early stages of a North American recovery and the restructuring activities last year that saw the consolidation of a number of our operations into our new Coventry facility."

     "Our heavy construction equipment businesses continue to face competitive end markets and margin pressure from both steel costs and foreign exchange movements, mainly the British Pound, as much of the equipment sold into North America is manufactured in the United Kingdom and Germany," Mr. Robertson added. "These factors effectively offset the margin improvement that we would have expected from the heavy equipment group given its top line growth." Mr. Robertson continued, "Our scrap handling business, however, has benefited from the increase in steel prices, as order activity and profits have increased substantially as customers continue to look to increase production capacity to capitalize on the increase in commodity prices."

     Mr. Robertson continued, "As we look to the second half of 2004, we will continue to focus on profitable growth. With the backdrop of a healthier economic environment and a strong order backlog, I would expect to see continued favorable year-over year comparisons."

Terex Cranes

                                            Second Quarter                                Year-to-Date
                              -------------------------------------------- -------------------------------------------
                                                               (dollars in millions)
                                      2004                  2003                   2004                  2003
                              -------------------------------------------- --------------------- ---------------------
                                            % of                  % of                   % of                  % of
                                            sales                 sales                 sales                 sales
                                          ----------            ----------             ---------             ---------
Net sales..................... $   276.9             $   273.0             $  486.1              $   510.9
                              ============          ============           ===========           ===========
Gross profit ................. $    34.2    12.4%    $    28.7    10.5%        64.0     13.2%        $58.3    11.4%
SG&A .........................      21.9     7.9%         19.8     7.3%        45.3      9.3%         40.2     7.9%
                              ------------          ------------           -----------           -----------
Operating profit.............. $    12.3     4.4%    $     8.9     3.3%        18.7      3.8%        $18.1     3.5%
                              ============          ============           ===========           ===========
Backlog.......................     285.4             $   153.0                285.4                  153.0


     Net sales in the Terex Cranes group for the second quarter of 2004 increased $3.9 million to $276.9 million from $273.0 million in the second quarter of 2003. Excluding the impact of foreign exchange movements, net sales for the quarter were essentially unchanged, reflecting continued weak North American markets and a slight moderation of the Italian rough terrain crane business, substantially offset by increased performance at the small all-terrain crane business, increased demand for the stacker product, and good results at the Italian tower crane business. Additionally, the results for the second quarter of 2003 included $5.3 million of net sales generated by certain businesses disposed of by Terex Cranes since June 30, 2003. SG&A expenses increased to $21.9 million, or 7.9% of sales, in the second quarter of 2004 compared to $19.8 million, or 7.3% of sales, for the second quarter of 2003, mainly due to foreign currency translation. Income from operations for the quarter was $12.3 million, or 4.4% of sales, compared to $8.9 million, or 3.3% of sales, in the second quarter of 2003, as margins continue to be under pressure from competitive pricing in the market place, steel pricing and used machine sales with very low margins.

     "The Terex Cranes group continues to show progress across its portfolio of businesses," commented Steve Filipov, President - Terex Cranes. "While North America remains a difficult market, we have made progress with regard to profitability and expect to continue to see modest improvements heading into 2005. Our international cranes businesses, most notably Terex-Demag, delivered improved operating margins on reduced net sales, mainly attributed to the lower volume of used crane sales in 2004. The tower crane business, although the smallest crane operating group, produced superb results for the quarter."

     Mr. Filipov added, "We remain optimistic about Terex Cranes' future prospects. We continue to see the precursors of a stabilizing market in North America, a market that has seen an approximate 70% downturn in demand since 2000. We will continue to focus on cost containment and are positioning our franchise to be a major participant in a crane market recovery that we expect in 2005."

Terex Aerial Work Platforms

                                            Second Quarter                                Year-to-Date
                              -------------------------------------------- -------------------------------------------
                                                               (dollars in millions)
                                      2004                  2003                   2004                  2003
                              -------------------------------------------- --------------------- ---------------------
                                            % of                  % of                   % of                  % of
                                            sales                 sales                 sales                 sales
                                          ----------            ----------             ---------             ---------
Net sales..................... $   238.0             $   167.8             $  406.0              $   315.0
                              ============          ============           ===========           ===========
Gross profit ................. $    48.8    20.5%    $    35.5    21.2%        85.5     21.1%        $65.7    20.9%
SG&A .........................      15.7     6.6%         14.0     8.3%        31.6      7.8%         27.7     8.8%
                              ------------          ------------           -----------           -----------
Operating profit.............. $    33.1    13.9%    $    21.5    12.8%        53.9     13.3%        $38.0    12.1%
                              ============          ============           ===========           ===========
Backlog.......................     115.0             $    21.3                115.0                  $21.3

     Net sales in the Terex Aerial Work Platforms group for the second quarter of 2004 increased $70.2 million to $238.0 million from $167.8 million in the second quarter of 2003, driven by a growth in sales to rental customers who continue to see improvement in their rental and utilization rates. SG&A expenses increased to $15.7 million, or 6.6% of sales, in the second quarter of 2004 compared to $14.0 million, or 8.3% of sales, for the second quarter of 2003. Income from operations for the quarter was $33.1 million, or 13.9% of sales, compared to $21.5 million, or 12.8% of sales, in the second quarter of 2003.

     "We are very pleased with our second quarter results," said Bob Wilkerson, President - Terex Aerial Work Platforms. "Our sales were up meaningfully compared to the second quarter of 2003. While cost pressures from many of our suppliers, particularly steel, negatively impacted our gross margin, our operating margin continued its positive trend as favorable volume leverage more than offset increased material costs. We also experienced strong top-line growth in the material handler product, demonstrating some early success of the realignment that had the Genie management team taking responsibility for this product line."

     Mr. Wilkerson added, "As we look forward, we expect the favorable performance trend to continue, especially given the increasing order backlog. As our customers continue to demonstrate improved financial performance, we expect many will look to expand their rental fleets to take advantage of the increase in demand for light duty rental equipment. The increase in our current performance continues to be mainly driven by replacement demand, as rental companies have stopped aging their fleets. Additionally, we continue to strengthen our geographic reach, most notably in Europe, where we have seen strengthening product demand in the United Kingdom, France and Germany."

Terex Mining

                                            Second Quarter                                Year-to-Date
                              -------------------------------------------- -------------------------------------------
                                                               (dollars in millions)
                                      2004                  2003                   2004                  2003
                              -------------------------------------------- --------------------- ---------------------
                                            % of                  % of                   % of                  % of
                                            sales                 sales                 sales                 sales
                                          ----------            ----------             ---------             ---------
Net sales..................... $    99.5             $    75.0             $  169.4              $   155.0
                              ============          ============           ===========           ===========
Gross profit ................. $    18.1    18.2%    $    12.6    16.8%        29.3     17.3%        $24.6    15.9%
SG&A .........................      11.1    11.2%          8.5    11.3%        20.3     12.0%         15.8    10.2%
                              ------------          ------------           -----------           -----------
Operating profit.............. $     7.0     7.0%    $     4.1     5.5%        $9.0      5.3%        $ 8.8     5.7%
                              ============          ============           ===========           ===========
Backlog.......................     139.1             $    44.0                139.1                  $44.0


     Net sales for the Terex Mining group for the second quarter of 2004 increased $24.5 million to $99.5 million from $75.0 million for the second quarter of 2003, reflecting increased activity in surface mining customer activity. SG&A expenses for the second quarter of 2004 were $11.1 million, or 11.2% of sales, compared to $8.5 million, or 11.3% of sales, in the second quarter of 2003. Income from operations increased to $7.0 million, or 7.0% of sales, in the second quarter of 2004 from $4.1 million, or 5.5% of sales, in the second quarter of 2003.

     "The Mining group continues to see significant improvement in both orders and order activity," commented Rick Nichols, President - Terex Mining. "The stability in the key commodity prices, mainly coal and iron ore, have allowed our customers to expand production capabilities, including the expansion of existing truck and shovel fleets. The $55 million transaction with Henry Walker Eltin announced this past May, an order that included 15 mining trucks and six hydraulic mining shovels, most of which will ship in the second half of 2004, is just one example of this increased demand."

     Mr. Nichols continued, "Beyond net sales, we have concentrated on ensuring that the growth in our business is profitable growth. Discipline in our sales process, as well as improved factory performance and better management of our parts business, continue to drive our margins upward. We remain focused on returning the Terex Mining group to a double digit operating margin by 2006."

Terex Roadbuilding, Utility Products and Other

                                            Second Quarter                                Year-to-Date
                              -------------------------------------------- -------------------------------------------
                                                               (dollars in millions)
                                      2004                  2003                   2004                  2003
                              -------------------------------------------- --------------------- ---------------------
                                            % of                  % of                   % of                  % of
                                            sales                 sales                 sales                 sales
                                          ----------            ----------             ---------             ---------
Net sales..................... $   267.7             $   169.3             $  485.1              $   327.4
                              ============          ============           ===========           ===========
Gross profit ................. $    33.0    12.3%    $    22.5    13.3%        63.1     13.0%        $44.6    13.6%
SG&A .........................      26.4     9.9%         17.9    10.6%        51.3     10.6%         35.9    11.0%
                              ------------          ------------           -----------           -----------
Operating profit.............. $     6.6     2.5%    $     4.6     2.7%        11.8      2.4%        $ 8.7     2.7%
                              ============          ============           ===========           ===========
Backlog.......................     170.4             $   103.9                170.4                  103.9


     Net sales for the Terex Roadbuilding, Utility Products and Other group for the second quarter of 2004 increased $98.4 million to $267.7 million from $169.3 million for the second quarter of 2003, driven primarily by the acquisition of Tatra and ATC. Excluding Tatra and ATC, net sales increased 18.4%. SG&A expenses for the second quarter of 2004 were $26.4 million, or 9.9% of sales, compared to $17.9 million, or 10.6% of sales, in the second quarter of 2003. The increase in SG&A expenses largely reflects the inclusion of Tatra and ATC, the settlement of legal claims and an increase in commissions due to higher sales volume. Income from operations increased to $6.6 million, or 2.5% of sales, in the second quarter of 2004, from $4.6 million, or 2.7% of sales, in the second quarter of 2003.

     "The Roadbuilding, Utility Products and Other group continues to have its ups and downs," commented Mr. DeFeo. "While all of our manufacturing businesses that comprise this group have demonstrated top line growth, difficult end markets and increasing steel costs continue to pressure margins in many of these businesses, namely Roadbuilding and Utility Products. Conversely, our Terex Light Construction group posted strong results for the quarter, directly benefiting from a healthier North American end market and increased military business."

     Mr. DeFeo continued, "Our expectations for the Roadbuilding, Utility Products and Other group are for a continued modest improvement over 2003 results for the balance of 2004. Consistent with our views heading into this year, however, we fully expect that these businesses will benefit from an external market recovery and internal TIP initiatives, such as the implementation of lean manufacturing concepts and component purchasing initiatives, which should be reflected in 2005 results."

Special Items

     Included in special items for the second quarter of 2004 were: (1) the gain on the sale of facilities ($16.6 million); (2) costs associated with restructuring activities, mainly in the Terex-Atlas businesses in the UK and Germany ($7.6 million); (3) the net gain related to the favorable settlement of litigation proceedings regarding the O&K acquisition ($4.2 million); (4) the loss on the sale of certain discontinued service parts businesses ($2.3 million); (5) the write-down of a joint venture investment ($1.0 million); and
(6) the accelerated amortization arising from the early retirement of $75 million of bank term debt ($1.5 million). Special items recognized in the second quarter of 2004 amount to $8.4 million, pre-tax income. The cash component of this is a generation of approximately $18.9 million.

     For the second quarter of 2003, special items were: (1) the goodwill write-down associated with the Roadbuilding business ($51.3 million); (2) a charge for exiting certain businesses and product rationalization within the

Roadbuilding group ($30.6 million); (3) the closure costs related to the Peiner and Kilbeggan operations ($9.0 million); (4) charges related to the deferred compensation plan ($4.5 million); (5) the loss on the retirement of debt related to the $50 million redemption of 8-7/8% senior subordinated notes ($1.9 million); (6) the write-off of the remaining investment in SDC International ($1.1 million); (7) costs associated with relocation of businesses ($0.7 million); and (8) Genie inventory fair value accounting treatment ($0.1 million). Special items recognized in the second quarter of 2003 amount to $99.2 million, pre-tax loss. The cash component of this charge was approximately $10 million. Also in the quarter, the Company recognized $0.7 million in charges from previous restructuring projects.

Capital Structure

     "Cash flow from operations for the second quarter of 2004 was $134 million, bringing the total for the first six months of 2004 to $70 million," commented Phil Widman, Senior Vice President and Chief Financial Officer. "In the quarter, we generated $59 million in cash from reductions in working capital (defined as the sum of accounts receivable plus inventory less accounts payable), with an increase of $30 million for the first six months of 2004. As we previously indicated, the dollar reduction in working capital would not be as significant this year, as we drive to deliver increased volume with the same or reduced levels of working capital. This is evident from our working capital as a percent of trailing three month annualized sales, which decreased to a level of 18% at the end of the second quarter of 2004 compared to 21% at the end of the second quarter of 2003." Mr. Widman added, "Our cash flow performance was excellent in the quarter, and bettered our expectations in our traditionally highest volume quarter. Certainly our property disposition success in the quarter helped supplement our working capital reduction initiatives."

     Net debt (defined as total debt less cash) at the end of the second quarter of 2004 decreased $160 million to $808 million from $968 million at the end of the first quarter of 2004 and $86 million from the end of 2003. Net debt to book capitalization at the end of the second quarter of 2004 was 46.4%, an all time low, compared to 50.5% at the end of 2003. Mr. Widman added, "With our strong cash flow results, we accelerated the paydown of debt with gross debt reduction of $113 million in the second quarter. Subsequent to the close of the second quarter, we repaid an additional $50 million of bank debt, bringing the total gross debt reduction year to date to $149 million, well on the way toward our goal of $200 million for the year."

Taxes

     Commenting on the effective tax rate, Mr. Widman stated, "Terex's effective tax rate is influenced by various factors including, but not limited to, the mix of income between jurisdictions, changes in tax asset valuation allowances, and the resolution of tax audits." Mr. Widman continued, "The effective tax rate for the quarter was 19.7%, as compared to 30.3% for the first quarter. The effective tax rate for the second quarter is lower than the anticipated annual effective tax rate due to the strong financial performance of our Terex-Fermec business, where it became clear that we would be able to realize the benefits of certain tax assets, and, therefore, the valuation allowance held for this business was removed. The financial impact of these items is recognized in the second quarter, resulting in a quarterly effective tax rate that is significantly lower than the anticipated annual tax rate. We expect the full year 2004 effective tax rate to be close to 28%, which is indicative of an average effective rate for the third and fourth quarters of 36%. As our profitability continues to grow, the effective tax rate, excluding the impact of the discrete items, will move closer to the statutory rate."

Outlook

     "We remain enthusiastic about the full year business prospects for the Company," commented Mr. DeFeo. "We continue to see strong order activity, as evidenced by our backlog. Return on invested capital (calculated as the trailing four quarters operating income divided by the sum of the trailing four quarters average shareholders' equity and the trailing four quarter average net debt) was 12.4% at the end of the second quarter, a 1.7% improvement from the end of the first quarter."

     "We are optimistic about the near term performance of the Aerial Work Platforms and Mining segments, as well as the continued improvements in the Construction group," Mr. DeFeo continued. "While we continue to expect challenging markets with regard to North American Cranes and our Roadbuilding and Utilities groups, there are enough signs of strength to indicate improving business conditions."

     "In our previous outlook, we expected earnings per share ("EPS") increases of between 30% and 50% versus 2003 results. Based on the current trend, we expect improved performance to result in an EPS of between $2.25 and $2.45 for 2004, excluding special items. This would equate to an increase of between 56% and 70% over prior year results. We would expect the third quarter results to be slightly better than the traditionally lower fourth quarter. Our projected annual results are consistent with our medium term goal of $6 billion in net sales and 10% operating margin by 2006."

Safe Harbor Statement

     The above contains forward-looking statements based on Terex's current expectations and projections about future events. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond Terex's control, include among others: Terex's business is highly cyclical and weak general economic conditions may affect the sales of its products and its financial results; the sensitivity of construction, infrastructure and mining activity and products produced for the military to interest rates and government spending; the ability to successfully integrate acquired businesses; the retention of key management personnel; Terex's businesses are very competitive and may be affected by pricing, product initiatives and other actions taken by competitors; the effects of changes in laws and regulations; Terex's business is international in nature and is subject to changes in exchange rates between currencies, as well as international politics; the ability of suppliers to timely supply Terex parts and components at competitive prices; the financial condition of suppliers and customers, and their continued access to capital; Terex's ability to timely manufacture and deliver products to customers; Terex's significant amount of debt and its need to comply with restrictive covenants contained in Terex's debt agreements; compliance with applicable environmental laws and regulations; and other factors, risks, uncertainties more specifically set forth in Terex's public filings with the SEC. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements herein speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in Terex's expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

     Terex Corporation is a diversified global manufacturer with 2003 net sales of $3.9 billion. The Company operates in five business segments: Terex Construction, Terex Cranes, Terex Aerial Work Platforms, Terex Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, recycling, surface mining, shipping, transportation, refining, utility and maintenance industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

                                       ###



                                Terex Corporation
           500 Post Road East, Suite 320, Westport, Connecticut 06880
          Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com


                                                 TEREX CORPORATION AND SUBSIDIARIES
                                           CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                                (in millions, except per share data)
                                                            (unaudited)

                                                                       For the Three Months         For the Six Months
                                                                         Ended June 30,                Ended June 30,
                                                               ----------------------------- -----------------------------
                                                                     2004          2003           2004            2003
                                                               -------------- -------------- ------------  ---------------

Net sales......................................................$   1,336.4    $    1,048.8   $  2,380.2    $  1,976.5
Cost of goods sold.............................................    1,141.4           932.1      2,024.9       1,730.1
                                                               -------------- -------------- ------------  ---------------

     Gross profit..............................................      195.0           116.7        355.3         246.4
Selling, general and administrative expenses...................      119.2           100.9        231.2         190.1
Goodwill impairment............................................      ---              51.3        ---            51.3
                                                               -------------- -------------- ------------  ---------------

     Income (loss) from operations.............................       75.8           (35.5)       124.1           5.0

Other income (expense):
     Interest income...........................................        1.4             2.1          2.4           3.8
     Interest expense..........................................      (23.4)          (26.6)       (45.9)        (52.5)
     Other income (expense) - net..............................       19.8            (4.9)        17.4          (4.6)
                                                               -------------- -------------- ------------  ---------------

Income (loss) before income taxes..............................       73.6           (64.9)        98.0         (48.3)
Benefit from (provision for) income taxes......................      (14.5)           13.1        (21.9)          8.5
                                                               -------------- -------------- ------------  ---------------

Net income (loss)..............................................$      59.1    $      (51.8)  $     76.1    $    (39.8)
                                                               ============== ============== ============  ===============

Per common share:
    Basic                                                      $       1.20   $       (1.09)       $1.55    $    (0.84)
                                                               ============== ============== ============  ===============
    Diluted                                                    $       1.17   $       (1.09)       $1.50    $    (0.84)
                                                               ============== ============== ============  ===============

Weighted average number of common and common equivalent shares outstanding in per share calculation:
        Basic..................................................       49.3            47.6         49.1              47.4
        Diluted................................................       50.7            47.6         50.6              47.4



                                                 TEREX CORPORATION AND SUBSIDIARIES
                                                     CONSOLIDATED BALANCE SHEET
                                                  (in millions, except par value)
                                                            (unaudited)

                                                                                         June 30,         December 31,
                                                                                           2004               2003
                                                                                     ----------------- -------------------

CURRENT ASSETS
   Cash and cash equivalents....................................................     $      454.5      $      467.5
   Trade receivables............................................................            660.9             540.2
   Inventories..................................................................          1,075.9           1,009.7
   Other current assets.........................................................            179.7             176.6
                                                                                     ----------------- -------------------
                      Total Current Assets......................................          2,371.0           2,194.0

LONG-TERM ASSETS
   Property, plant and equipment................................................            354.2             370.1
   Goodwill.....................................................................            615.9             603.5
   Other assets.................................................................            525.4             556.2
                                                                                     ----------------- -------------------

TOTAL ASSETS....................................................................     $    3,866.5      $    3,723.8
                                                                                     ================= ===================

CURRENT LIABILITIES
   Notes payable and current portion of long-term debt..........................     $       75.7      $       86.8
   Trade accounts payable.......................................................            776.7             608.6
   Accrued compensation and benefits............................................            100.8              94.5
   Accrued warranties and product liability.....................................             84.6              88.5
   Other current liabilities....................................................            284.1             281.0
                                                                                     ----------------- -------------------
                     Total Current Liabilities..................................          1,321.9           1,159.4

NON CURRENT LIABILITIES
   Long-term debt, less current portion.........................................          1,187.1           1,274.8
   Other........................................................................            425.5             412.9

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
   Common Stock, $0.01 par value --
      Authorized 150.0 shares; issued 50.5 and 48.6 shares at June 30, 2004 and
      December 31, 2003, respectively...........................................              0.5               0.5
   Additional paid-in capital...................................................            802.9             795.1
   Retained earnings............................................................            118.0              41.9
   Accumulated other comprehensive income (loss)................................             29.3              57.0
   Less cost of shares of common stock in treasury (1.2 shares at June 30, 2004
       and December 31, 2003)...................................................            (18.7)            (17.8)
                                                                                     ----------------- -------------------
   Total Stockholders' Equity...................................................            932.0             876.7
                                                                                     ----------------- -------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY......................................     $    3,866.5      $    3,723.8
                                                                                     ================= ===================



                                                 TEREX CORPORATION AND SUBSIDIARIES
                                                CONSOLIDATED STATEMENT OF CASH FLOWS
                                                           (in millions)
                                                            (unaudited)

                                                                                                For the Six Months Ended
                                                                                                        June 30,
                                                                                            -------------------------------
                                                                                                  2004           2003
                                                                                            ------------- -----------------
OPERATING ACTIVITIES
   Net income (loss)......................................................................  $    76.1      $    (39.8)
   Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
     Depreciation ........................................................................       29.1            27.5
     Amortization.........................................................................        8.0             5.9
     Impairment charges and asset write downs.............................................      ---              72.5
     Loss on retirement of debt...........................................................        1.4             1.4
     Gain on sale of fixed assets.........................................................      (19.0)           (2.9)
     Changes in operating assets and liabilities (net of effects of acquisitions):
       Trade receivables..................................................................     (125.5)            3.4
       Inventories........................................................................      (78.7)           82.8
       Trade accounts payable.............................................................      174.1            42.0
       Other, net.........................................................................        4.4            (9.1)
                                                                                            ------------- -----------------
          Net cash provided by operating activities.......................................       69.9           183.7
                                                                                            ------------- -----------------

INVESTING ACTIVITIES
   Acquisition of businesses, net of cash acquired........................................       (1.1)           (8.7)
   Capital expenditures...................................................................      (15.7)          (14.1)
   Proceeds from sale of assets...........................................................       24.0             3.5
                                                                                            ------------- -----------------
              Net cash provided by (used in) investing activities.........................        7.2           (19.3)
                                                                                            ------------- -----------------

FINANCING ACTIVITIES
   Principal repayments of long-term debt.................................................      (75.0)          (53.0)
   Net repayments under revolving line of credit agreements...............................       (2.2)          (36.5)
     Stock  options exercised.............................................................        5.5             0.7
     Payment of premium on early retirement of debt.......................................      ---              (2.2)
   Other..................................................................................      (15.1)          (16.4)
                                                                                            ------------- -----------------
         Net cash used in financing activities............................................      (86.8)         (107.4)
                                                                                            ------------- -----------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS..............................
                                                                                                 (3.3)           11.2
                                                                                            -------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS......................................      (13.0)           68.2
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD..........................................      467.5           352.2
                                                                                            -------------------------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD................................................  $   454.5      $    420.4
                                                                                            ===============================




                                                              Table I
                                                 TEREX CORPORATION AND SUBSIDIARIES
                                                           (in millions)
                                                            (unaudited)
                                                                     For the Three Months Ended June 30,
                                         -------------------------------------------------------------------------------------------
                                                             2004                                           2003
                                          ---------------------------------------------   ------------------------------------------

                                                              Special        Excluding                       Special       Excluding
                                                   GAAP         Items    Special Items            GAAP         Items   Special Items
                                          ---------------------------------------------   ------------------------------------------
Sales
   Construction (1)..................... $        475.0 $         --- $          475.0   $       382.7 $         --- $        382.7
   Cranes (2)...........................          276.9           ---            276.9           273.0           ---          273.0
   Aerial Work Platforms ...............          238.0           ---            238.0           167.8           ---          167.8
   Mining (3)...........................           99.5           ---             99.5            75.0           ---           75.0
   Roadbuilding, Utility Products &
     Other (4)..........................          267.7           ---            267.7           169.3           ---          169.3
   Corp / Eliminations .................          (20.7)          ---            (20.7)          (19.0)          ---          (19.0)
                                          -------------- ------------- ----------------   ------------- ------------- --------------
      Total............................. $      1,336.4 $         --- $        1,336.4   $     1,048.8 $         --- $      1,048.8
                                          ============== ============= ================   ============= ============= ==============

Gross Profit
   Construction (1)..................... $         62.5 $         8.5 $           71.0   $        53.3 $         2.1 $         55.4
   Cranes (2)...........................           33.5           0.7             34.2            21.8           6.9           28.7
   Aerial Work Platforms ...............           48.8           ---             48.8            35.4           0.1           35.5
   Mining (3)...........................           17.7           0.4             18.1            12.5           0.1           12.6
   Roadbuilding, Utility Products &
     Other (4)..........................           32.7           0.3             33.0            (6.4)         28.9           22.5
   Corp / Eliminations .................           (0.2)          ---             (0.2)            0.1           ---            0.1
                                          -------------- ------------- ----------------   ------------- ------------- --------------
      Total............................. $        195.0 $         9.9 $          204.9   $       116.7 $        38.1 $        154.8
                                          ============== ============= ================   ============= ============= ==============

SG&A
   Construction (1)..................... $         40.1 $        (0.6)$           39.5   $        34.3 $        (0.1)          34.2
   Cranes (2)...........................           22.9          (1.0)            21.9            20.3          (0.5)          19.8
   Aerial Work Platforms ...............           15.7           ---             15.7            14.0           ---           14.0
   Mining (3)...........................           11.1           ---             11.1             8.5           ---            8.5
   Roadbuilding, Utility Products &
     Other (4)..........................           26.4           ---             26.4            19.6          (1.7)          17.9
   Corp / Eliminations .................            3.0           ---              3.0             4.2          (4.5)          (0.3)
                                          -------------- ------------- ----------------   ------------- ------------- --------------
      Total............................. $        119.2 $        (1.6)$          117.6   $       100.9 $        (6.8)$         94.1
                                          ============== ============= ================   ============= ============= ==============

Income (Loss) from Operations
   Construction (1)..................... $         22.4 $         9.1 $           31.5   $        19.0 $         2.2 $         21.2
   Cranes (2)...........................           10.6           1.7             12.3             1.5           7.4            8.9
   Aerial Work Platforms ...............           33.1           ---             33.1            21.4           0.1           21.5
   Mining (3)...........................            6.6           0.4              7.0             4.0           0.1            4.1
   Roadbuilding, Utility Products &
     Other (4)..........................            6.3           0.3              6.6           (77.3)         81.9            4.6
   Corp / Eliminations .................           (3.2)          ---             (3.2)           (4.1)          4.5            0.4
                                          -------------- ------------- ----------------   ------------- ------------- --------------
      Total............................. $         75.8 $        11.5 $           87.3   $       (35.5) $       96.2 $         60.7
                                          ============== ============= ================   ============= ============= ==============

(1 Special items relate primarily to the restructuring of Terex-Atlas, as well as a liability associated with a pre-acquisition commitment at O&K
(2) Special items relate primarily to the costs associated with the sale of discontinued parts business activities, the gain associated with the closure and sale of the Aerials Ireland facility and costs associated with a previously announced Crane group restructuring program
(3) Special items relate primarily to the costs associated with the sale of discontinued parts business activities
(4) Special items relate primarily to the restructuring of a Terex Utilities distribution location


                                                        Table I (continued)
                                                 TEREX CORPORATION AND SUBSIDIARIES
                                                           (in millions)
                                                            (unaudited)
                                                                      For the Six Months Ended June 30,
                                          ------------------------------------------------------------------------------------------
                                                             2004                                           2003
                                          ---------------------------------------------   ------------------------------------------

                                                              Special        Excluding                       Special       Excluding
                                                   GAAP         Items    Special Items            GAAP         Items   Special Items
                                          ---------------------------------------------   ------------------------------------------
Sales
   Construction (1)..................... $        864.7 $         ---  $        864.7    $      700.9  $      ---     $     700.9
   Cranes (2)...........................          486.1           ---           486.1           510.9         ---           510.9
   Aerial Work Platforms ...............          406.0           ---           406.0           315.0         ---           315.0
   Mining (3)...........................          169.4           ---           169.4           155.0         ---           155.0
   Roadbuilding, Utility Products &
     Other (4)..........................          485.1           ---           485.1           327.4         ---           327.4
   Corp / Eliminations .................          (31.1)          ---           (31.1)          (32.7)        ---           (32.7)
                                          -------------- ------------- ----------------   ------------- ------------- --------------
      Total............................. $      2,380.2 $         ---  $      2,380.2    $    1,976.5  $      ---     $   1,976.5
                                          ============== ============= ================   ============= ============= ==============

Gross Profit
   Construction (1)..................... $        114.9 $         8.5  $        123.4    $       95.0  $        2.1   $      97.1
   Cranes (2)...........................           63.3           0.7            64.0            49.0           9.3          58.3
   Aerial Work Platforms ...............           85.5           ---            85.5            64.9           0.8          65.7
   Mining (3)...........................           28.9           0.4            29.3            24.4           0.2          24.6
   Roadbuilding, Utility Products &
     Other (4)..........................           62.8           0.3            63.1            13.3          31.3          44.6
   Corp / Eliminations .................           (0.1)          ---            (0.1)           (0.2)        ---            (0.2)
                                          -------------- ------------- ----------------   ------------- ------------- --------------
      Total............................. $        355.3 $         9.9  $        365.2    $      246.4  $       43.7   $     290.1
                                          ============== ============= ================   ============= ============= ==============
SG&A
   Construction (1)..................... $         76.3 $        (0.6) $         75.7    $       61.8  $       (0.1)  $      61.7
   Cranes (2)...........................           46.3          (1.0)           45.3            40.7          (0.5)         40.2
   Aerial Work Platforms ...............           31.6           ---            31.6            27.7         ---            27.7
   Mining (3)...........................           20.3           ---            20.3            15.8         ---            15.8
   Roadbuilding, Utility Products &
     Other (4)..........................           51.3           ---            51.3            37.9          (2.0)         35.9
   Corp / Eliminations .................            5.4           ---             5.4             6.2          (5.3)          0.9
                                          -------------- ------------- ----------------   ------------- ------------- --------------
      Total............................. $        231.2 $        (1.6) $        229.6    $      190.1  $       (7.9)  $     182.2
                                          ============== ============= ================   ============= ============= ==============

Income (Loss) from Operations
   Construction (1)..................... $         38.6 $         9.1  $         47.7    $       33.2  $        2.2   $      35.4
   Cranes (2)...........................           17.0           1.7            18.7             8.3           9.8          18.1
   Aerial Work Platforms ...............           53.9           ---            53.9            37.2           0.8          38.0
   Mining (3)...........................            8.6           0.4             9.0             8.6           0.2           8.8
   Roadbuilding, Utility Products &
     Other (4)..........................           11.5           0.3            11.8           (75.9)         84.6           8.7
   Corp / Eliminations .................           (5.5)          ---            (5.5)           (6.4)          5.3          (1.1)
                                          -------------- ------------- ----------------   ------------- ------------- --------------
      Total............................. $        124.1 $        11.5  $        135.6    $        5.0  $      102.9   $     107.9
                                          ============== ============= ================   ============= ============= ==============

(1) Special items relate primarily to the restructuring of Terex-Atlas, as well as a liability associated with a pre-acquisition commitment at O&K
(2) Special items relate primarily to the costs associated with the sale of discontinued parts business activities, the gain associated with the closure and sale of the Aerials Ireland facility and costs associated with a previously announced Crane group restructuring program
(3) Special items relate primarily to the costs associated with the sale of discontinued parts business activities
(4) Special items relate primarily to the restructuring of a Terex Utilities distribution location